Exhibit 99.2

Oceaneering Declares Quarterly Dividend

July 21, 2016 - Houston, Texas - Oceaneering International, Inc. ("Oceaneering") (NYSE:OII) announced today that its Board of Directors declared a regular quarterly dividend of $0.27 per common share. The dividend is payable September 16, 2016 to shareholders of record at the close of business on August 26, 2016.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For more information on Oceaneering, please visit www.oceaneering.com.

Contact:
Suzanne Spera
Director, Investor Relations
Oceaneering International, Inc.
713-329-4707
investorrelations@oceaneering.com